For Immediate Release	Contact:	Ginger Harbour
February 18, 2009		VP - Marketing
P.O. Box 520
Kosciusko, MS 39090
205.981.7837

M&F BANK NAMES BARRY S. WINFORD AS EXECUTIVE VICE PRESIDENT
AND CHIEF CREDIT OFFICER

Kosciusko, MS – M&F Bank recently announced that Barry S. Winford has joined the organization as Executive Vice President and Chief Credit Officer. In this position, he will oversee the implementation of credit policies and the quality of the loan portfolio. “We are delighted to have a man of integrity and ability as Barry in the M&F Bank family,” said Hugh S. Potts, Jr., Chairman and CEO of First M&F Corporation.  “He brings underwriting, administrative, communication, leadership, and strategic thinking skills to our strong team.  He is a man for the times.”

A graduate of Mississippi State University, Mr. Winford has more than 15 years of banking experience.  He has served as President of Community Church Capital, Therizo Capital, and Foundation Capital Resources, all specialty finance companies focusing on mortgage finance in the non-profit, faith-based lending market.  Winford also worked in Commercial Real Estate for Deposit Guaranty, Commercial Lending for Compass Bank, and spent four years with Capital Advisors, a subsidiary of Royal Bank Centura.

First M&F Corporation, headquartered in Kosciusko, Mississippi, is a full service provider of banking, trust, securities brokerage and insurance products and services. M&F has $1.6 billion in assets and is one of the ten largest banks in the state.  First M&F Corporation has 50 offices and 9 insurance agency locations serving customers throughout Mississippi, Tennessee, Alabama, and Florida.  M&F is a publicly held company and is traded on the NASDAQ National Market System under the symbol FMFC.